PVH CORP. REPORTS 2026 SECOND QUARTER RESULTS AND REAFFIRMS FULL YEAR OUTLOOK

•Delivered second quarter revenue of $2.1 billion, at the high end of guidance on a reported basis and exceeding guidance in constant currency

•Drove momentum in direct-to-consumer (DTC) with growth in both Americas and APAC; EMEA performance improved on a constant currency basis compared to the first quarter

•Grew second quarter e-commerce revenues 4% (3% in constant currency), led by Americas and EMEA, with growth across Calvin Klein and Tommy Hilfiger

•Delivered Calvin Klein and Tommy Hilfiger revenues in line with expectations, with consistent year-over-year revenue performance, excluding the impacts of Calvin Klein wholesale shipment timing and the transition in-house of previously-licensed ‘TOMMY HILFIGER’ product categories

•Delivered second quarter non-GAAP operating margin above guidance, reflecting stronger gross margin and higher AUR values in Americas and APAC and continued cost discipline across the business

•Drove DTC growth in multiple hero product categories across both Calvin Klein and Tommy Hilfiger, scaling the impact of stronger product, cut-through campaigns and an improved consumer experience

•Delivered major global campaigns including Jung Kook and soccer star Raphinha for ‘Calvin Klein’ and high-profile partnerships with Liverpool Football Club and the Cadillac Formula 1® Team for ‘TOMMY HILFIGER’

•Reaffirmed full year revenue, operating margin and EPS outlook on a non-GAAP basis

New York - September 2, 2026 - PVH Corp. [NYSE: PVH] today reported its 2026 second quarter results and reaffirmed its 2026 outlook.

Stefan Larsson, Chief Executive Officer, commented, “In the second quarter, we delivered revenue in line with our guidance and profitability exceeding expectations, reflecting our disciplined execution of the PVH+ Plan across our two iconic brands, Calvin Klein and TOMMY HILFIGER. We continued to build momentum in DTC, with growth in both Americas and APAC and improved performance in EMEA compared to last quarter. E-commerce grew across both brands, including strong increases in online traffic. In both brands we are seeing early momentum for the new fall season in product and marketing, with a very positive consumer response to our recently-launched campaigns featuring Tate McRae for Calvin Klein and Travis Kelce for TOMMY HILFIGER.”

Larsson continued, “Looking forward, we are reaffirming our top and bottom line outlook for the full year. We remain intensely focused on executing the PVH+ Plan, further strengthening product, consumer engagement and the marketplace experience. At the same time, we are stepping up our cost actions, and we continue to invest behind strategic priorities and brands, with more exciting campaigns amplified by global mega talent coming later this fall. We are also very pleased to welcome Alexis Rollier as our new Chief Financial Officer. Alexis joins us with deep financial and operational experience, including over 8 years as the global CFO and COO at Sephora, where he had a strong track record of driving disciplined growth with significant profit expansion. I look forward to partnering with him as we continue to build Calvin Klein and TOMMY HILFIGER into their full potential and drive long-term shareholder value.”

Melissa Stone, Interim Chief Financial Officer, said, “For the second quarter, we delivered or exceeded our guidance across all key financial metrics. Revenue across all three regions and licensing was in-line with our expectations and we expanded gross margin year-over-year, excluding tariff refunds. For the full year, we are reaffirming our outlook across revenue, gross margin, operating margin and EPS on a non-GAAP basis. As part of our ongoing PVH+ Plan execution, we remain focused on cost discipline and continue to strengthen our data- and demand-driven operating model, driving efficiency and productivity, while continuing high-value, brand-accretive investments, including stepped-up year-over-year marketing in the third quarter, to support the long-term growth of Calvin Klein and TOMMY HILFIGER."

Key Highlights

•Second quarter:
◦Revenue: Decreased 3% to $2.097 billion compared to the prior year period, in line with guidance of a 3% to 4% decrease. Decreased 3% on a constant currency basis and exceeded guidance of a 4% to 5% decrease.
◦Operating margin:
▪GAAP basis: (9.1)%, includes a $439 million pre-tax noncash goodwill impairment charge, which has been excluded from the Company’s results on a non-GAAP basis. Results also include other items that are described under the heading “Non-GAAP Exclusions,” which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: 11.1%, exceeded guidance of approximately 9.5%.
▪Operating margin on both a GAAP and a non-GAAP basis for the second quarter of 2026 includes an approximately 510 basis point benefit related to the $107 million of tariff refunds received as expected.
◦EPS:
▪GAAP basis: $(2.23), includes the pre-tax noncash goodwill impairment charge discussed above and other items that are described under the heading “Non-GAAP Exclusions,” which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: $3.70 exceeded guidance of $3.00 to $3.10.
▪EPS on both a GAAP and a non-GAAP basis for the second quarter of 2026 includes an approximately $1.80 per share benefit related to tariff refunds.
◦Inventory: Decreased 3% to $1.738 billion compared to the prior year period.
•Full year outlook:
◦Revenue: Reaffirms outlook of approximately flat (decrease slightly on a constant currency basis).
◦Operating margin: Reaffirms outlook of approximately 8.8% on a non-GAAP basis.

◦EPS: Reaffirms outlook of a range of $11.80 to $12.10 on a non-GAAP basis.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions”. Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Second Quarter Review:

•Revenue of $2.097 billion decreased 3% compared to $2.167 billion in the prior year period (decreased 3% on a constant currency basis).

Revenue performance for the Company's reportable segments compared to the prior year period was as follows:

◦EMEA revenue decreased 6% on both a reported and a constant currency basis compared to the prior year period, including the continued soft consumer demand due to the prolonged effects from the conflict in the Middle East and its broader macroeconomic impacts. The decrease in revenue was primarily driven by a decline in the wholesale business. In the DTC business, growth in digital commerce revenue was more than offset by a decrease in stores.

◦Americas revenue decreased 1% on both a reported and a constant currency basis compared to the prior year period. A slight increase in revenue in the DTC business compared to the prior year period was more than offset by a decline in the wholesale business. The decrease in wholesale revenue included (i) a decrease due to a shift in the timing of wholesale shipments, primarily in the Calvin Klein business, to the second half of this year as compared to the prior year period partially offset by (ii) an increase associated with the transition in-house of previously licensed TOMMY HILFIGER women’s product categories.

◦APAC revenue increased 3% compared to the prior year period (increased 1% on a constant currency basis). The increase in revenue on a constant currency basis reflected growth in the DTC business partially offset by a decrease in the wholesale business.

◦Licensing revenue decreased 13% compared to the prior year period due to the planned license transitions in North America partially offset by growth in the ongoing licensing business. The planned license transitions are expected to be complete by the end of 2026.

Revenue performance for the Company's global brand businesses compared to the prior year period was as follows:

◦Tommy Hilfiger revenue was approximately flat on both a reported and a constant currency basis compared to the prior year period, which reflects an approximately 3% increase attributable to the transition in-house of previously licensed TOMMY HILFIGER women’s product categories in Americas.

◦Calvin Klein revenue decreased 7% on both a reported and a constant currency basis compared to the prior year period, which reflects an approximately 4% decrease attributable to the impact of wholesale shipment timing in Americas as discussed above.

Revenue performance for the Company's directly operated channels compared to the prior year period was as follows:

◦DTC revenue was approximately flat on both a reported and a constant currency basis compared to the prior year period.
▪Owned and operated store revenue decreased 1% on both a reported and a constant currency basis compared to the prior year period. Revenue growth in APAC was more than offset by declines in EMEA and Americas.
▪Owned and operated digital commerce revenue increased 4% compared to the prior year period (increased 3% on a constant currency basis). On a constant currency basis, revenue growth in Americas and EMEA was partially offset by a slight decline in APAC.

◦Wholesale revenue decreased 6% on both a reported and a constant currency basis compared to the prior year period with revenue declines in all regions.

•Gross margin was 63.0% compared to 57.7% in the prior year period. The 530 basis point increase includes the approximately 510 basis point benefit from tariff refunds. The remaining 20 basis point increase compared to the prior year period reflects lower product costs, including a positive impact of foreign exchange, and favorable mix, partially offset by an increased promotional environment in EMEA, increased tariff costs net of mitigation actions, and the impact of the North America license transitions.

•Inventory decreased 3% compared to the prior year period.

•Earnings (loss) before interest and taxes (“EBIT”) on a GAAP basis was $(191) million compared to $133 million in the prior year period. Included in the second quarter of 2026 was the pre-tax noncash goodwill impairment charge of $439 million, which was primarily due to changes in valuation assumptions associated with geopolitical and macroeconomic factors. EBIT on a GAAP basis for the second quarters of 2026 and 2025 include other amounts described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $233 million compared to $178 million in the prior year period. The increase reflects the $107 million benefit from tariff refunds, partially offset by the impact of a planned increase in marketing and other brand-building investments compared to the prior year period. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making these targeted investments to drive its strategic initiatives.

The impact of foreign currency translation to EBIT in the second quarter of 2026 was immaterial.

•Operating margin on a GAAP basis was (9.1)% compared to 6.1% in the prior year period. Operating margin on a non-GAAP basis was 11.1% compared to 8.2% in the prior year period.

Operating margin on both a GAAP and a non-GAAP basis for the second quarter of 2026 includes the approximately 510 basis point benefit related to tariff refunds.

•Earnings (loss) per share (“EPS”)

◦GAAP basis: $(2.23) compared to $4.63 in the prior year period.

◦Non-GAAP basis: $3.70 compared to $2.52 in the prior year period.

◦EPS on both a GAAP and a non-GAAP basis for the second quarter of 2026 includes the approximately $1.80 per share benefit related to tariff refunds.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excludes these amounts.

•Net interest expense decreased to $12 million from $22 million in the prior year period primarily due to an increase in interest income partially due to higher cash balances.

•Effective tax rate was 49.2% on a GAAP basis compared to (101.6)% in the prior year period. The effective tax rate was 22.2% on a non-GAAP basis compared to 21.8% in the prior year period.

The effective tax rates on a GAAP basis included the impact of the $439 million pre-tax noncash goodwill impairment charge recorded in the second quarter of 2026 and the $480 million pre-tax noncash goodwill and other intangible asset impairment charges recorded in the first quarter of 2025. These impairments were non-deductible for tax purposes and factored into the Company’s annualized effective tax rate for each year. The effective tax rates on a non-GAAP basis excluded these impacts.

Stock Repurchase Program:
The Company did not make any common stock repurchases under the stock repurchase program during the first six months of 2026. The Company currently expects to repurchase at least $300 million of shares of its common stock for the full year 2026.

2026 Outlook:

The Company is reaffirming its full year revenue, operating margin and EPS outlook on a non-GAAP basis.

Full Year 2026 Guidance
•Revenue: Reaffirming outlook of approximately flat on a reported basis (decrease slightly on a constant currency basis).

•Operating margin: Reaffirming outlook of approximately 8.8% on a non-GAAP basis, flat compared to 8.8% in the prior year. Operating margin on a GAAP basis was 2.6% in the prior year.

•EPS: Reaffirming outlook in a range of $11.80 to $12.10 on a non-GAAP basis compared to $11.40 on a non-GAAP basis in the prior year. EPS on a GAAP basis was $0.52 in the prior year.

The full year 2026 EPS projection includes an estimated positive impact of approximately $0.40 per share related to foreign currency translation, which is the same as prior guidance.

EPS on a GAAP basis for the prior year period included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the prior year period excluded these amounts.

•Net interest expense is projected to be approximately $70 million compared to $79 million in the prior year period. Previous guidance was approximately $75 million.

•Effective tax rate is projected to be in a range of 22% to 23% on a non-GAAP basis compared to 22.2% on a non-GAAP basis in the prior year period. Effective tax rate on a GAAP basis was 83.3% in the prior year period.

Third Quarter 2026 Guidance
•Revenue: Projected to decrease low single-digits compared to the prior year period (decrease low single-digits on a constant currency basis).

•Operating margin: Projected to be approximately 7.5% on a non-GAAP basis, compared to 8.8% on a non-GAAP basis in the prior year period. Operating margin on a GAAP basis was 7.9% in the prior year period.

•EPS: Projected to be in a range of $2.50 to $2.65 on a non-GAAP basis compared to $2.83 on a non-GAAP basis in the prior year period. EPS on a GAAP basis was $0.09 in the prior year period.

The third quarter 2026 EPS projection includes an estimated positive impact of approximately $0.05 per share related to foreign currency translation.

EPS on a GAAP basis includes the applicable amounts described under “Non-GAAP Exclusions” later in this release, which are excluded from non-GAAP EPS.

•Net interest expense is projected to decrease to approximately $18 million compared to $21 million in the prior year period.

•Effective tax rate is projected to be approximately 22.0% on a non-GAAP basis compared to 25.5% on a non-GAAP basis in the prior year period. Effective tax rate on a GAAP basis was 97.4% in the prior year period.

The Company is unable to project full year and third quarter 2026 operating margin, EPS, and effective tax rate on a GAAP basis without unreasonable efforts as it cannot predict or estimate with reasonable certainty whether or when certain items affecting a reconciliation will occur or the amounts of such items. As such, the Company is unable to provide a full reconciliation of its full year and third quarter 2026 operating margin, EPS, and effective tax rate guidance on a non-GAAP basis to the corresponding measures on a GAAP basis.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax noncash goodwill impairment charge of $439 million recorded in the second quarter of 2026, which was primarily due to changes in valuation assumptions associated with geopolitical and macroeconomic factors.
•Pre-tax net restructuring gain totaling $9 million recorded in 2026 in connection with the Company’s multiyear initiative announced in 2024 to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the “Growth Driver 5 Actions”), consisting principally of (i) the $25 million gain on the sale of a warehouse and distribution center in the second quarter and (ii) $17 million of restructuring costs, consisting principally of severance, of which $7 million was recorded in the first quarter of 2026 and $10 million was recorded in the second quarter.
•Pre-tax restructuring costs totaling $93 million incurred in 2025 consisting principally of severance in connection with the Growth Driver 5 Actions, of which $13 million was incurred in the first quarter, $45 million was incurred in the second quarter, $22 million was incurred in the third quarter, and $13 million was incurred in the fourth quarter.
•Pre-tax gain of $13 million recorded in the fourth quarter of 2025 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill and other intangible asset impairment charges of $480 million recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 7 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its second quarter earnings release on Thursday, September 3, 2026 at 9:00 a.m. Eastern Time. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the actions taken in recent years to focus on its Calvin Klein and Tommy Hilfiger businesses and its current multiyear initiative to simplify its operating model and achieve cost savings; (iii) the ability to realize the intended benefits from increasing the Company’s direct management and oversight of its Calvin Klein and TOMMY HILFIGER brands (such as the in-process plan to directly operate a significant portion of the businesses for the product categories that are or had been licensed to G-III Apparel Group, Ltd., with the remainder to be re-licensed to other third parties, upon the expirations of the underlying license agreements) and avoid any disruptions in the businesses; (iv) the Company has significant levels of outstanding debt, as well as significant additional borrowing capacity, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its direct-to-consumer retail store and digital commerce operations, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) restrictions, including quotas and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability, and uncertainties regarding trade regulation, including as a result of the U.S. Supreme Court’s ruling that many of the tariffs imposed by the U.S. federal government were unconstitutional, which led to the issuance of an executive order imposing tariffs at different rates pursuant to Section 122 of the Trade Act of 1974 (which have expired and are being challenged in court) and launching investigations under Section 301 of the Trade Act, which have led to the imposition of new tariffs and could lead to the imposition of further tariffs; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine, and the current conflict in the Middle East that has resulted in the closure of some of the Company’s licensees’, wholesale customers’ and other business partners’ stores, as well as depressed consumer sentiment, increased fuel and oil costs and impacted inventory availability; (xii) disease epidemics and health-related concerns, such as the COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands and the Company’s brands’ values, as well as the potential for adverse consumer response to any sustainability, social or environmental actions taken by the Company; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; (xviii) the impacts of the decision by China’s Ministry of Commerce to place the Company on the List of Unreliable Entities, including the impact of any fines imposed, or restrictions or prohibitions on the Company that have the effect of limiting or prohibiting its ability to do business in China; and (xix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

Revenue	$2,097.0	$2,167.2	$4,122.1	$4,150.8

Gross profit	1,321.8	1,250.8	2,508.0	2,412.5

Selling, general and administrative expenses	1,112.5	1,128.9	2,186.9	2,152.8

Goodwill and other intangible asset impairments	439.0	—	439.0	479.5

Non-service related pension and postretirement (cost)	(0.6)	(0.9)	(1.4)	(1.9)

Other gain	25.4	—	25.4	—

Equity in net income of unconsolidated affiliates	14.0	12.2	27.3	22.7

(Loss) earnings before interest and taxes	(190.9)	133.2	(66.6)	(199.0)

Interest expense, net	11.7	22.0	27.5	39.4

Pre-tax (loss) income	(202.6)	111.2	(94.1)	(238.4)

Income tax (benefit)	(99.7)	(113.0)	(79.2)	(417.8)

Net (loss) income	$(102.9)	$224.2	$(14.9)	$179.4

Diluted net (loss) income per common share (1)	$(2.23)	$4.63	$(0.32)	$3.59

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

Depreciation and amortization expense	$57.3	$68.7	$119.9	$136.4

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended August 2, 2026 and August 3, 2025 on a non-GAAP basis by excluding (i) the restructuring costs incurred in the first and second quarters of 2026 and 2025, related to the Company's multiyear initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the "Growth Driver 5 Actions"), consisting principally of severance (recorded in selling, general and administrative expenses) and a gain on the sale of a warehouse and distribution center (recorded in other gain) in the second quarter of 2026; (ii) the pre-tax noncash goodwill impairment charge recorded in the second quarter of 2026, primarily due to changes in valuation assumptions associated with geopolitical and macroeconomic factors, and the pre-tax noncash goodwill and other intangible asset impairment charges recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates; and (iii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 7 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,102.6	$1,083.9	$2,170.1	$2,094.6
Goodwill and other intangible asset impairments (2)	—		—	—
Other gain (3)	—		—
Earnings before interest and taxes (4)	232.6	178.2	363.8	338.7
Income tax expense (5)	49.0	34.0	71.0	58.5
Net income (6)	171.9	122.2	265.3	240.8
Diluted net income per common share (7)	$3.70	$2.52	$5.71	$4.82
Depreciation and amortization expense (8)	$56.1	$66.4	$117.5	$134.1

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP other gain to other gain on a non-GAAP basis.
(4) Please see Table 2 for the reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis. GAAP operating margin is defined as GAAP (loss) earnings before interest and taxes divided by revenue. Operating margin on a non-GAAP basis is defined as earnings before interest and taxes on a non-GAAP basis divided by revenue.

(5) Please see Table 6 for the reconciliations of GAAP income tax (benefit) to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(6) Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis.
(7) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(8) Please see Table 7 for the reconciliation of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

Net (loss) income	$(102.9)	$224.2	$(14.9)	$179.4

Diluted net (loss) income per common share (1)	$(2.23)	$4.63	$(0.32)	$3.59

Pre-tax items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	9.9	45.0	16.8	58.2

Goodwill and other intangible asset impairments	439.0		439.0	479.5

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)	(25.4)		(25.4)

Tax effect of the pre-tax items above (2)	(148.7)	(147.0)	(150.2)	(476.3)

Net income on a non-GAAP basis	$171.9	$122.2	$265.3	$240.8

Diluted net income per common share on a non-GAAP basis (1)	$3.70	$2.52	$5.71	$4.82

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 6 for an explanation of the calculation of the tax effects of the above pre-tax items.

Table 2 - Reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

(Loss) earnings before interest and taxes	$(190.9)	$133.2	$(66.6)	$(199.0)

Items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	9.9	45.0	16.8	58.2

Goodwill and other intangible asset impairments	439.0		439.0	479.5

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)	(25.4)		(25.4)

Earnings before interest and taxes on a non-GAAP basis	$232.6	$178.2	$363.8	$338.7

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

SG&A expenses	$1,112.5	$1,128.9	$2,186.9	$2,152.8

Item excluded:

Expenses associated with the Growth Driver 5 Actions	(9.9)	(45.0)	(16.8)	(58.2)

SG&A expenses on a non-GAAP basis	$1,102.6	$1,083.9	$2,170.1	$2,094.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliations of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/2/26	8/2/26	8/3/25

Goodwill and other intangible asset impairments	$439.0	$439.0	$479.5

Item excluded:

Goodwill and other intangible asset impairments	(439.0)	(439.0)	(479.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—	$—	$—

Table 5 - Reconciliations of GAAP other gain to other gain on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/2/26	8/2/26

Other gain	$25.4	$25.4

Item excluded:

Gain in connection with the Growth Driver 5 Actions	(25.4)	(25.4)

Other gain on a non-GAAP basis	$—	$—

Table 6 - Reconciliations of GAAP income tax (benefit) to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

Income tax (benefit)	$(99.7)	$(113.0)	$(79.2)	$(417.8)

Item excluded:

Tax effect of pre-tax items identified as non-GAAP exclusions (1)	148.7	147.0	150.2	476.3

Income tax expense on a non-GAAP basis	$49.0	$34.0	$71.0	$58.5

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect. The income tax (benefit) for the quarter and six months ended August 2, 2026 included the impact of the $439 million pre-tax noncash goodwill impairment charge that was recorded in the second quarter of 2026. The income tax (benefit) for the quarter and six months ended August 3, 2025 included the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025. These impairments were non-deductible for tax purposes and factored into the Company’s annualized effective tax rate in each year. The income tax expense on a non-GAAP basis in each year excluded these impacts as well as the tax effect of the other pre-tax items identified as non-GAAP exclusions.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 7 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25

Depreciation and amortization expense	$57.3	$68.7	$119.9	$136.4

Item excluded:

Accelerated depreciation associated with the Growth Driver 5 Actions	(1.2)	(2.3)	(2.4)	(2.3)

Depreciation and amortization expense on a non-GAAP basis	$56.1	$66.4	$117.5	$134.1

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended			Quarter Ended
	8/2/26			8/3/25
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income	$(102.9)	$274.8	$171.9	$224.2	$(102.0)	$122.2

Weighted average common shares	46.1		46.1	48.1		48.1
Weighted average dilutive securities	—	0.4	0.4	0.4		0.4
Total shares	46.1		46.5	48.5		48.5

Diluted net (loss) income per common share	$(2.23)		$3.70	$4.63		$2.52

	Six Months Ended			Six Months Ended
	8/2/26			8/3/25
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income	$(14.9)	$280.2	$265.3	$179.4	$61.4	$240.8

Weighted average common shares	46.0		46.0	49.6		49.6
Weighted average dilutive securities	—	0.4	0.4	0.4		0.4
Total shares	46.0		46.4	50.0		50.0

Diluted net (loss) income per common share	$(0.32)		$5.71	$3.59		$4.82

(1) Represents the impact on net (loss) income in the applicable periods ended August 2, 2026 from the elimination of (i) the net gain related to the Growth Driver 5 Actions, (ii) the pre-tax noncash goodwill impairment charge, primarily due to changes in valuation assumptions associated with geopolitical and macroeconomic factors; and (iii) the tax effect associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter and six months ended August 2, 2026 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter and six months ended August 2, 2026 excluded these potentially dilutive securities because there was a GAAP net loss for the period, and, as such, the inclusion of these securities would have been anti-dilutive.

(2) Represents the impact on net income in the applicable periods ended August 3, 2025 from the elimination of (i) the restructuring costs related to the Growth Driver 5 Actions; (ii) the pre-tax noncash goodwill and other intangible asset impairment charges, which were primarily due to a significant increase in discount rates; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	8/2/26	8/3/25
ASSETS
Current Assets:
Cash and Cash Equivalents	$965.9	$248.8
Receivables	941.6	919.2
Inventories	1,738.2	1,791.0
Other Assets	337.0	323.6
Assets Held For Sale	—	16.7	(1)
Total Current Assets	3,982.7	3,299.3
Property, Plant and Equipment	620.2	695.1
Operating Lease Right-of-Use Assets	1,784.4	1,888.0
Goodwill and Other Intangible Assets	4,615.3	5,056.1
Other Assets	414.1	689.1
TOTAL ASSETS	$11,416.7	$11,627.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,055.2	$2,067.9
Current Portion of Operating Lease Liabilities	349.3	329.6
Short-Term Borrowings	—	—
Current Portion of Long-Term Debt	11.5	12.8
Other Liabilities	406.8	407.1
Long-Term Portion of Operating Lease Liabilities	1,565.4	1,687.6
Long-Term Debt	2,236.5	2,256.0
Stockholders’ Equity	4,792.0	4,866.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,416.7	$11,627.6

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Assets held for sale included a building and other assets related to a Company-owned warehouse and distribution center. The Company completed the sale of the building and related assets during the second quarter of 2026.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25
Europe, the Middle East and Africa (“EMEA”)	$986.3	$1,048.5	$1,932.4	$1,976.2

Americas	680.1	684.0	1,283.0	1,292.4

Asia-Pacific (“APAC”)	343.7	335.2	730.7	686.9

Licensing	86.9	99.5	176.0	195.3

Total Revenue	$2,097.0	$2,167.2	$4,122.1	$4,150.8

REVENUE BY BRAND
	Quarter Ended		Six Months Ended
	8/2/26	8/3/25	8/2/26	8/3/25
Tommy Hilfiger	$1,131.8	$1,135.9	$2,209.1	$2,184.0

Calvin Klein	913.3	980.0	1,808.5	1,866.1

Heritage Brands	51.9	51.3	104.5	100.7

Total Revenue	$2,097.0	$2,167.2	$4,122.1	$4,150.8

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT
	Quarter Ended 8/2/26			Quarter Ended 8/3/25
	Results under GAAP	Adjustments (1)	Non-GAAP Results	Results under GAAP	Adjustments (2)	Non-GAAP Results
EMEA	$159.0		$159.0	$178.5		$178.5

Americas (3)	195.0		195.0	73.5		73.5

APAC	47.6		47.6	51.3		51.3

Licensing	73.6		73.6	84.8		84.8

Corporate and other (4)	(242.6)		(242.6)	(209.9)		(209.9)

Restructuring and other items	(423.5)	$423.5	—	(45.0)	$45.0	—

(Loss) earnings before interest and taxes (3)	$(190.9)	$423.5	$232.6	$133.2	$45.0	$178.2

(1) Restructuring and other items for the quarter ended August 2, 2026 consists of (i) the net gain related to the Growth Driver 5 Actions; and (ii) the pre-tax noncash goodwill impairment charge. Restructuring and other items on a non-GAAP basis excludes these amounts.

(2) Restructuring and other items for the quarter ended August 3, 2025 consists of the restructuring costs related to the Growth Driver 5 Actions. Restructuring and other items on a non-GAAP basis excludes this amount.

(3) Earnings before interest and taxes included a benefit of $106.7 million related to tariff refunds received during the second quarter of 2026 which was included in the Americas segment.

(4) Corporate and other includes costs that are not specific to any particular segment, primarily consisting of (i) global brand costs, which include centrally managed marketing, design, and merchandising costs; (ii) corporate expenses, which include centrally managed information technology costs, including network, infrastructure and global systems; expenses for senior corporate management; and expenses for corporate support functions including finance, human resources, legal and information security; and (iii) intangible asset amortization.

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT
	Six Months Ended 8/2/26			Six Months Ended 8/3/25
	Results under GAAP	Adjustments (1)	Non-GAAP Results	Results under GAAP	Adjustments (2)	Non-GAAP Results
EMEA	$311.4		$311.4	$327.9		$327.9

Americas (3)	245.9		245.9	134.3		134.3

APAC	137.0		137.0	130.3		130.3

Licensing	148.5		148.5	165.5		165.5

Corporate and other (4)	(479.0)		(479.0)	(419.3)		(419.3)

Restructuring and other items	(430.4)	$430.4	—	(537.7)	$537.7	—

(Loss) earnings before interest and taxes (3)	$(66.6)	$430.4	$363.8	$(199.0)	$537.7	$338.7

(1) Restructuring and other items for the six months ended August 2, 2026 consists of (i) the net gain related to the Growth Driver 5 Actions; and (ii) the pre-tax noncash goodwill impairment charge. Restructuring and other items on a non-GAAP basis excludes these amounts.

(2) Restructuring and other items for the six months ended August 3, 2025 consists of (i) the restructuring costs related to the Growth Driver 5 Actions; and (ii) the pre-tax noncash goodwill and other intangible asset impairment charges. Restructuring and other items on a non-GAAP basis excludes these amounts.

(3) Earnings before interest and taxes included a benefit of $106.7 million related to tariff refunds received during the second quarter of 2026 which was included in the Americas segment.

(4) Corporate and other includes costs that are not specific to any particular segment, primarily consisting of (i) global brand costs, which include centrally managed marketing, design, and merchandising costs; (ii) corporate expenses, which include centrally managed information technology costs, including network, infrastructure and global systems; expenses for senior corporate management; and expenses for corporate support functions including finance, human resources, legal and information security; and (iii) intangible asset amortization.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive (Negative) Impact of Foreign Exchange	Constant Currency
	8/2/26	8/3/25
Total Revenue	$2,097.0	$2,167.2	(3.2)%	0.2%	(3.4)%

EMEA	$986.3	$1,048.5	(5.9)%	(0.1)%	(5.8)%
Americas	680.1	684.0	(0.6)%	—%	(0.6)%
APAC	343.7	335.2	2.5%	1.5%	1.0%

Tommy Hilfiger	$1,131.8	$1,135.9	(0.4)%	—%	(0.4)%
Calvin Klein	913.3	980.0	(6.8)%	0.3%	(7.1)%

Owned and Operated Stores	$862.0	$868.0	(0.7)%	(0.1)%	(0.6)%
Owned and Operated Digital Commerce	194.1	186.6	4.0%	0.8%	3.2%
Total Direct-to-Consumer	$1,056.1	$1,054.6	0.1%	0.1%	—%

Wholesale	$954.0	$1,013.1	(5.7)%	0.3%	(6.0)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

Reconciliations of (i) GAAP Operating Margin to Operating Margin on a Non-GAAP basis and (ii) GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	Full Year 2025			Third Quarter 2025
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Operating margin
Revenue	$8,950.2		$8,950.2	$2,294.3		$2,294.3
Earnings before interest and taxes	230.6	$559.9	790.5	180.8	$21.5	202.3
Operating margin (3)	2.6%		8.8%	7.9%		8.8%

Net income per common share
Net income	$25.3	$527.9	$553.2	$4.2	$131.2	$135.4
Total weighted average shares	48.5		48.5	47.9		47.9

Diluted net income per common share	$0.52		$11.40	$0.09		$2.83

(1) Represents the impact on net income in the year ended February 1, 2026 from the elimination of (i) the $13 million pre-tax recognized actuarial gain on retirement plans; (ii) the $93 million pre-tax restructuring costs related to the Growth Driver 5 Actions; (iii) the $480 million pre-tax noncash goodwill and other intangible asset impairment charges; and (iv) a $32 million tax benefit associated with the foregoing pre-tax items.

(2) Represents the impact on net income in the quarter ended November 2, 2025 from the elimination of (i) the $22 million pre-tax restructuring costs related to the Growth Driver 5 Actions; and (ii) a $110 million tax expense associated with (a) the foregoing pre-tax item and (b) the pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025 and factored into the Company’s annualized effective tax rate.

(3) GAAP operating margin is defined as GAAP earnings before interest and taxes divided by revenue. Operating margin on a non-GAAP basis is defined as earnings before interest and taxes on a non-GAAP basis divided by revenue.